Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Form 8-K/A (Amendment No. 1) of Cowen Group, Inc. of our report dated March 15, 2011, with respect to the audit of the consolidated statements of financial condition of LaBranche & Co Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss and cash flows for each of the years in the three year period ended December 31, 2010, which report appears in the Annual Report on Form 10-K of LaBranche & Co Inc. for the year ended December 31, 2010.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey

September 12, 2011